News Release — January 24, 2007

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial posts record earnings for quarter, year

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported record earnings of $7,570,000 for 2006.  When compared to 2005 earnings of $6,112,000, net income in 2006 increased 23.9%. Net income for the quarter ended December 31, 2006 was $2,102,000, a record quarter for the company.  Earnings for the quarter represent a 29.2% increase when compared to 2005 fourth quarter earnings of $1,627,000.

On a per share basis, diluted earnings were $.55 and $2.10 for the quarter and twelve months in 2006 compared to $.48 and $1.81 for the same periods in 2005.

Total assets at December 31, 2006 grew by 28.6% over totals a year earlier to $799.3 million.  At year-end, total deposits and repurchase agreements were up 32.4% to $673.7 million, while net loans grew by 33.2% to $521.7 million.  Average deposits and repurchase agreements increased by 25.0% and average loan outstandings increased by 23.8%.  In addition, the market value of trust assets under management reached $538.2 million on December 31, 2006, an increase of 30.9%.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly-owned subsidiary, F&M Trust, has twenty-three community banking offices throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties located in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.